Exhibit 99.1

July 21, 2010

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Second Quarter 2010 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported second quarter net income of $18.5 million for the period ended June 30, 2010. Sales revenues for the quarter are $301.7 million on shipments of 363,127 net tons.

While the tonnage shipped was 11 percent higher than first quarter 2010’s level of 326,880 net tons, it is more than double second quarter 2009’s level of 176,832 net tons. With increases in shipped tons and in average sales prices, sales revenues are almost triple that of second quarter 2009, and are 30% higher than first quarter 2010.

Year to date, net sales are $534.4 million, or 113 percent higher than the first half of 2009. Sales tonnage is also higher at 690,007 net tons, more than double 2009’s 333,716 net tons.

EBITDA, as adjusted, for the quarter is $38.1 million, 54 percent higher than first quarter 2010, and more than four times higher than second quarter 2009. Year to date, EBITDA, as adjusted, is $63.0 million, compared to 2009’s $28.9 million.

Net income for the quarter of $18.5 million increased from first quarter 2010’s net income of $10.4 million, with substantial improvement seen when compared to second quarter 2009’s net loss of $2.8 million. Year to date, net income is $28.9 million, again, substantially higher than 2009’s net loss of $18.2 million.

“In the first semester of this year, we saw higher shipments, mainly due to restocking, and we saw higher average sales prices, but we are not convinced that this is a trend that will continue throughout the balance of the year,” said Vicente Wright, President & Chief Executive Officer.

“Increasing utilization rates in the steel industry is impacting sales prices and the continued high level of unemployment is impacting demand – both items of concern to us,” Mr. Wright noted.

“The better results reached during the second quarter 2010 should not be construed as relief from the challenges that lie ahead for our Company and our industry,” he concluded.

The Company has a balance of cash and cash equivalents as of June 30, 2010 of $17.8 million. The Company has no outstanding balance under its Revolving Credit Agreement as of June 30, 2010, and maintains borrowing availability of more than $108 million.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
Billed Net Tons	363,127	176,832	690,007	333,716
Net Sales Revenue	$301,665	$104,195	$534,409	$251,262
Cost of Sales	$266,997	$106,667	$478,529	$274,987
SG&A	$4,918	$4,128	$9,666	$8,534
Income (Loss) from Operations	$29,654	$(6,600)	$45,878	$(32,259)
Interest expense, net	$1,799	$1,920	$3,657	$4,241
Income (Loss) before Income Taxes	$27,997	$(6,407)	$43,755	$(31,515)
Net Income (Loss)	$18,464	$(2,827)	$28,886	$(18,160)

Depreciation	$7,543	$8,168	$14,754	$16,388

Cash Flow Information:
Cash flows (used in) provided by:
Operating Activities	$(26,635)	$30,506	$(22,155)	$103,054
Investing Activities	$(8,242)	$(11,798)	$(16,738)	$(22,115)
Financing Activities	$(2,500)	—	$(5,000)	—

EBITDA	$37,339	$3,681	$62,166	$(10,886)
Add back inventory write down for LCM adjustment	800	$4,800	800	$39,800
EBITDA, as adjusted	$38,139	$8,481	$62,966	$28,914

Certain amounts for the prior period have been reclassified to conform to the current period.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located near Fontana, California, CSI has about 900 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.